Exhibit 10.50

SECOND AMENDMENT

TO THE AMENDED AND RESTATED

ALLIANCE COAL, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Section 7.1 of the Amended and Restated Alliance Coal, LLC Supplemental Executive Retirement Plan (the “Plan”) provides that it may be amended by the Compensation Committee of the Board of Directors of Alliance Resource Management GP, LLC (the “Compensation Committee”); and

WHEREAS, the Compensation Committee has approved amending the Plan as set forth herein.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 6.2 is amended to read as follows:

6.2 Form of Payment. Payment of Accounts to Participants shall be in cash (subject to applicable withholding).

2.	Section 6.3 is amended to read as follows:

6.3 Deferral of Payment. A Participant may elect to have the amount credited to his Account paid in a single sum, or in substantially equal annual installments over a period not to exceed fifteen (15) years. All Participants in the Plan as of December 31, 2008 must make such election no later than December 31, 2008. New Participants shall make such election no later than thirty (30) days following designation by the Committee for participation in the Plan. If a Participant fails to make a timely election pursuant to this Section, his Account shall be paid in a single sum.

EXECUTED and EFFECTIVE this 29th day of January 2008.

ALLIANCE COAL, LLC

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary